INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Datatec Systems, Inc. and subsidiaries on Form S-3 of our report dated July 22, 2003 (October 15, 2003 as to Note 20) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the retroactive application of a change in accounting principle), appearing in the Annual Report on Form 10-K of Datatec Systems, Inc. and subsidiaries for the year ended April 30, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloiitte & Touche, LLP

New York, New York

December 2, 2003